Exhibit 99.1

Mecklermedia To liquidate; PLANS to SELL ASSETS

New York, NY – December 22, 2015 – Mecklermedia Inc. (OTC: MECK), an operator of trade shows for the 3D Printing, Robotics and Bitcoin industries, announced today that the company has adopted a plan of liquidation and dissolution and intends to suspend its operations upon stockholder approval of the plan of liquidation and dissolution. The company is evaluating its strategic alternatives in order to maximize the value of its remaining assets. As part of the plan, the Company intends to conduct an orderly liquidation of its assets and dissolution of its business, consistent with its legal obligations, and as part of the wind down, anticipates an immediate and significant reduction in its work force.

The company expects that all of the proceeds from any sale of its assets will be used to pay its creditors, including its secured creditor, and its wind down expenses. The Company anticipates that there will not be sufficient proceeds for any recovery by the stockholders.

The decision came after many months of unsuccessful efforts to raise capital and/or seek a potential acquirer. Recent health challenges of the company’s CEO and founder, Alan Meckler, also influenced the decision. “We are extremely disappointed to suspend operations but the market for our trade shows has not developed as fast as we expected it would,” said Mr. Meckler. “At this time, the Company continues to work with its financial and legal advisers and is considering various methods of liquidation, all in an effort to maximize the value of Company assets.”

Any questions regarding this press release or the wind down of the company should be directed to Scott Markowitz at c/o Tarter Krinsky & Drogin LLP, 1350 Broadway, New York, NY 10018, 212-216-8000. Similarly, anyone interested in purchasing the company’s assets should contact Mr. Markowitz.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This release contains information about Mecklermedia’s future expectations, liquidation obligations, expenses and plans, as well as the strategic review undertaken by Mecklermedia, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the following: our stockholders may not approve the plan of liquidation; the precise nature, amount and timing of any distributions to stockholders, if any, will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, resolution of outstanding litigation matters and unexpected or greater than expected expenses; our board of directors could elect to abandon or delay implementation of the plan of liquidation; we could incur costs to terminate, retain or replace personnel and consultants; our stockholders will not be able to publicly trade our stock after we close our stock transfer books on the date we file a certificate of dissolution with the Delaware Secretary of State; and we will continue to incur expenses as we wind down our business.